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                                                                   EXHIBIT 23.7

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (Amendment No. 1) of TCI Communications, Inc. and Tele-Communications, Inc. of our report dated March 7, 1997 on the financial statements of American PCS, L.P. (A Delaware Limited Partnership) as of and for the year ended December 31, 1996 referred to in the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, which appears in the Annual Report on Form 10-K of Tele-Communications, Inc., as amended by Form 10-K/A (Amendment No. 1), for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Washington, D.C.
February 9, 1998